Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A for Cohen & Steers Preferred Securities and Income Fund, Inc. of our report dated February 16, 2011 relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Cohen & Steers Preferred Securities and Income Fund, Inc. which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 29, 2011